UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2024

GULFPORT ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-19514	86-3684669
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

713 Market Drive Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip code)

(405) 252-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GPOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On September 19, 2024, Gulfport Energy Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with an account managed and advised by Silver Point Capital, L.P. (the “Selling Stockholder”). Pursuant to the Purchase Agreement, the Company agreed to purchase from the Selling Stockholder an aggregate of 170,000 shares of the Company’s common stock, par value $0.0001 (“Common Stock”), at a price of $146.25 per share, representing an approximate 2% discount to the last reported per share sales price of Common Stock on the NYSE on September 19, 2024, and an aggregate total consideration of approximately $24.9 million (the “Repurchase”). The Repurchase is expected to close on September 25, 2024.

The Repurchase is part of the Company’s existing $650 million common share repurchase program and will reduce remaining availability thereunder. As of September 19, 2024 and prior to the Repurchase, the Company had repurchased approximately 4.9 million shares of common stock at a weighted-average share price of $97.40 per share since the inception of the repurchase program, totaling approximately $476.1 million in aggregate. Following the Repurchase, the Company will have approximately $149.0 million of remaining capacity under the common share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: September 23, 2024	By:	/s/ Michael Hodges
	Name:	Michael Hodges
	Title:	Chief Financial Officer

2